SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K
                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934





                 DATE OF EARLIEST EVENT REPORTED: June 19, 2003





                                   MCSi, INC.
    (Exact name of registrant as specified in its articles of incorporation)



            MARYLAND                  000-21561               31-1001529
        (State or other       (Commission file number)     (I.R.S. employer
        jurisdiction                                       identification no.)
        of incorporation)





                4751 HEMPSTEAD STATION DRIVE, DAYTON, OHIO 45429
                    (Address or principal executive offices)





                                 (937) 291-8282
              (Registrant's telephone number, including area code)


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ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On June 19, 2003, the board of directors of MCSi, Inc. ("MCSi" or the "Company"), received a letter from PricewaterhouseCoopers LLP ("PWC"), resigning its position as the Company's external auditors. The PWC letter refers to the investigation conducted by special counsel to the Company's audit committee and to additional investigations conducted by MCSi's new management and audit committee concerning certain allegations of illegal acts which may have been committed by the Company's previous senior management related to the Company's financial reporting. The letter states: "We believe that the Company has acted appropriately in pursuing those additional inquiries." However, the letter also reports PWC's "inability to conclude whether MCSi has taken appropriate and timely remedial action in response to the discovery of potential illegal acts at the Company." On June 20, 2003, MCSi transmitted this letter of PWC to the Securities and Exchange Commission (the "SEC").

The Company believes that its board of directors and audit committee have been adequately informed about these alleged illegal acts and that its audit committee and new senior management have taken timely and appropriate remedial actions with respect to such alleged illegal acts. However, as previously announced, investors should not rely on MCSi's historical financial information, including the unaudited information included in MCSi's press release dated February 26, 2003 and filed on a Current Report on Form 8-K dated such date and the other 2002 quarterly and other financial information included in MCSi's reports filed with the SEC. MCSi continues to cooperate with the pending SEC investigation.

PWC's report on MCSi's consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. PWC has not issued an audit report with respect to the Company's consolidated financial statements for the year ended December 31, 2002.

Except as described above, during the years ended December 31, 2002 and 2001 and the interim period between December 31, 2002 and June 19, 2003, to the knowledge of the Company's new senior management, there were no disagreements between MCSi and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to PWC's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their 2001 audit report or, if it had been issued, their 2002 audit report.

In addition to the matters that were the subject of the special counsel investigation described above and discussed with both the audit committee and PWC, during the years ended December 31, 2002 and 2001 and the interim period between December 31, 2002 and June 19, 2003, to the knowledge of the Company's new senior management, the only reportable events as defined in Item 304(a)(1)(v) of Regulation S-K were as follows:

     On June 16, 2003, PWC orally advised the Company for the first time of two material weaknesses in the Company's system of internal controls. First, PWC advised of what it termed an apparent override of the control systems by the Company's former senior


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     management. Second, PWC advised the Company's current management that in connection with the 2001 audit it had reported to the audit committee a reportable condition concerning internal control and its operation. On June 16, 2003, PWC further advised the Company's current management that the lack of attention of prior management to this reportable condition had elevated it to a material weakness. PWC has advised the Company that it is not in a position to judge whether the Company's new management has remedied these material weaknesses.

     In April 2003, after it learned the results of the investigation conducted by special counsel engaged by the Company's audit committee, PWC orally informed the Company that it was concerned that internal controls necessary for the preparation of financial statements may not exist; that PWC could no longer rely on the representations of the Company's former senior management; and that the scope of audit work yet to be conducted would need to expand significantly to determine whether circumstances existed that could materially impact the financial statements previously issued or that were to be issued. Because of its resignation, PWC did not carry out these further procedures.

The Company has authorized PWC to respond fully to the inquiries of any successor accountants regarding the matters addressed in this Current Report.

MCSi will provide PWC with a copy of the foregoing disclosure on the same day it is filed with the SEC and request that PWC furnish the Company with a letter addressed to the SEC pursuant to Item 304(a)(3) of Regulation S-K within the period required by such Item. The Company will then file PWC's letter as an amendment to this Current Report on Form 8-K pursuant to Item 304(a)(3).


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




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   June 25, 2003                MCSi, INC.


                                      By:  /s/ D. Gordon Strickland
                                           -------------------------------------
                                           D. Gordon Strickland
                                           President and Chief Executive Officer